EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent certified public accountants, we hereby consent to the use of our report dated January 19, 2006, except for the event discussed in Note 5, dated February 27, 2006 of SRKP 4, Inc. in this Form S-8.

AJ ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado
February 12, 2007